Exhibit 99.1

FOR IMMEDIATE RELEASE

MICROTUNE CONTACTS:
GENERAL COUNSEL	MEDIA
Nancy A. Richardson	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

Microtune Announces SEC Investigation

Plano, TX, August 5, 2003 – Microtune®, Inc. (TUNE.PK) today announced it has received notification that the company is the subject of an investigation by the U.S. Securities and Exchange Commission (SEC). The Company previously announced in its Form 10-K for the year ended December 31, 2002 that it expected such an investigation.

The Company believes the investigation relates directly to the recently concluded separate internal inquiry commissioned by the Audit Committee of its Board of Directors.

The SEC specifically advised Microtune that the process under way is a fact-finding investigation and that it has not reached any conclusions regarding the matter. Microtune reported that it is cooperating fully with the SEC.

ABOUT MICROTUNE

MICROTUNE, INC. IS A SILICON AND SUBSYSTEMS COMPANY THAT DESIGNS AND MARKETS RADIO FREQUENCY (RF)-BASED SOLUTIONS FOR THE GLOBAL BROADBAND COMMUNICATIONS AND TRANSPORTATION ELECTRONICS MARKETS. INVENTORS OF THE MICROTUNER™ SINGLE-CHIP BROADBAND TUNER, THE COMPANY OFFERS A PORTFOLIO OF ADVANCED TUNER, AMPLIFIER, AND TRANSCEIVER PRODUCTS THAT ENABLE THE DELIVERY OF INFORMATION AND ENTERTAINMENT ACROSS NEW CLASSES OF CONSUMER ELECTRONICS DEVICES. THE COMPANY CURRENTLY HOLDS 25 U.S. PATENTS FOR ITS TECHNOLOGY, WITH APPROXIMATELY 50 APPLICATIONS PENDING APPROVAL THAT SPAN ITS RF PRODUCTS, CONTAINING MORE THAN 2000 SUPPORTING CLAIMS. FOUNDED IN 1996, MICROTUNE IS HEADQUARTERED IN PLANO, TEXAS, WITH KEY DESIGN AND SALES CENTERS LOCATED AROUND THE WORLD. THE WEB SITE IS WWW.MICROTUNE.COM.

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EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc.